Exhibit 99.1

GE BIOPHARMA
(A BUSINESS WITHIN THE GE HEALTHCARE SEGMENT OF GENERAL ELECTRIC COMPANY)
COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2019 AND 2018
(WITH INDEPENDENT AUDITORS’ REPORT THEREON)

KPMG LLP
Suite 1050
833 East Michigan Street
Milwaukee, WI 53202-5337

INDEPENDENT AUDITORS' REPORT
The Board of Directors
General Electric Company:
We have audited the accompanying combined financial statements of GE BioPharma (a carve-out business of General Electric Company), which comprise the combined statements of financial position as of December 31, 2019 and 2018, and the related combined statements of income, comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the combined financial statements.
Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of GE BioPharma as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Milwaukee, Wisconsin
February 27, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative ("KPMG International"), a Swiss entity.

GE BIOPHARMA
COMBINED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2019 AND 2018

(in millions)	2019	2018
Sales	$3,289	$3,010
Cost of sales	1,246	1,222

Gross profit	2,043	1,788

Selling, general and administrative expenses	567	557
Research and development expenses	169	144

Total operating expenses	736	701

Income from operations	1,307	1,087

Interest expense and other financial charges	30	32
Other (income) and expense-net	(75)	(17)

Income before taxes	1,352	1,072

Provision for income taxes	(378)	(364)

Net income	974	708

Net income (loss) attributable to non-controlling interests	(1)	(1)

Net income attributable to GE BioPharma	$975	$709

See Notes to the Combined Financial Statements

GE BIOPHARMA
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2019 AND 2018

(in millions)	2019	2018
Net income	$974	$708
Less net income (loss) attributable to non-controlling interests	(1)	(1)
Net income attributable to GE BioPharma	975	709
Other comprehensive income (loss)
Foreign currency translation adjustments	6	(157)
Defined benefit plans-net of taxes	(42)	(12)
Net gain on derivative instruments-net of taxes	3	—

Other comprehensive income (loss) attributable to GE BioPharma	(33)	(169)

Comprehensive income attributable to GE BioPharma	$942	$540

See Notes to the Combined Financial Statements

GE BIOPHARMA
COMBINED STATEMENTS OF CHANGES IN EQUITY
YEARS ENDED DECEMBER 31, 2019 AND 2018

(in millions)	Net Parent Investment	Accumulated Other Comprehensive Income / (Loss)	Redeemable Non- controlling Interests	Total Equity
Balances as of January 1, 2018	$7,553	$(688)	$7	$6,872

Cumulative effect of adoption of new accounting principles	708	(6)	—	702
Net income	709	—	(1)	708
Foreign currency translation adjustments	—	(157)	—	(157)
Cash flow hedges-net of taxes	—	—	—	—
Benefit plans-net of taxes	—	(12)	—	(12)
Transfers (to) Parent	(932)	—	—	(932)
Changes in equity attributable to non-controlling interests	—	—	(3)	(3)
Balances as of December 31, 2018	$8,038	$(863)	$3	$7,178

Cumulative effect of adoption of new accounting principles	(3)	—	—	(3)
Net income	975	—	(1)	974
Foreign currency translation adjustments	—	6	—	6
Cash flow hedges-net of taxes	—	3	—	3
Benefit plans-net of taxes	—	(42)	—	(42)
Transfers (to) Parent	(1,366)	—	—	(1,366)
Changes in equity attributable to non-controlling interests	—	—	—	—
Balances as of December 31, 2019	7,644	(896)	2	6,750

See Notes to the Combined Financial Statements

GE BIOPHARMA
COMBINED STATEMENTS OF FINANCIAL POSITION
YEARS ENDED DECEMBER 31, 2019 AND 2018

(in millions)	2019	2018
Assets
Cash and cash equivalents	$59	$93
Current receivables-net (Note 5)	233	224
Inventories (Note 6)	400	313
Contract and other deferred assets (Note 3)	43	36
Other current assets (Note 9)	90	117

Total current assets	$825	$783

Property, plant and equipment-net (Note 7)	638	576
Operating lease assets (Note 7)	58	—
Goodwill (Note 8)	5,318	5,305
Intangible assets-net (Note 8)	483	538
Deferred income taxes (Note 11)	856	1,028
Other assets (Note 9)	111	152

Total assets	$8,289	$8,382

Liabilities and equity
Accounts payable	$403	$351
Progress collections and deferred income (Note 3)	259	164
Other current liabilities (Note 13)	208	198

Total current liabilities	$870	$713

Long-term progress collections and other deferred income (Note 3)	64	43
Operating lease liabilities (Note 7)	50	—
Non-current compensation and benefits	427	363
Deferred income taxes (Note 11)	110	65
Other liabilities (Note 13)	18	20

Total liabilities	$1,539	$1,204

Redeemable non-controlling interests	2	3
Net parent investment	7,644	8,038
Accumulated other comprehensive income (loss) (Note 12)	(896)	(863)

Total equity	6,750	7,178

Total liabilities and equity	$8,289	$8,382

See Notes to the Combined Financial Statements

GE BIOPHARMA
COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2019 AND 2018

(in millions)	2019	2018
Cash flows - operating activities
Net income	$974	$708

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and related impairments	118	141
Gain on business and equity method investment dispositions	(58)	—
Deferred income tax provision	213	246
Changes in operating assets and liabilities:
(Increase) in contract and other deferred assets	(2)	(7)
(Increase) in current receivables	(8)	(44)
(Increase) in inventories	(83)	(36)
Increase in accounts payable	47	1
Increase in progress collections and deferred income	119	48
Increase in taxes payable	18	27
All other operating activities	20	10

Cash provided by operating activities	$1,358	$1,094

Cash flows - investing activities
Additions to property, plant and equipment	(118)	(122)
Dispositions of property, plant and equipment	7	26
Proceeds from sales of business and equity method investments	95	—
Additions to internal-use software	(11)	(12)
All other investing activities	—	(3)

Cash (used for) investing activities	$(27)	$(111)

Cash flows - financing activities
Transfers (to) Parent	(1,366)	(932)
All other financing activities	(1)	(2)

Cash (used for) financing activities	$(1,367)	$(934)

Effect of currency exchange rate changes on cash and cash equivalents	2	(3)

Increase (decrease) in cash and cash equivalents	$(34)	$46

Cash and cash equivalents at beginning of year	$93	$47

Cash and cash equivalents at end of year	$59	$93

Supplemental disclosure of cash flow information
Cash paid during the year for income taxes	$35	$23
See Notes to the Combined Financial Statements

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 1	Description of Business and Basis of Presentation
Description of Business
GE BioPharma (the “Business”, “our” or “we”) is a business within the GE Healthcare segment of General Electric Company (“GE” or “Parent”).
The Business provides instruments, consumables and software that supports the research, discovery, process development and manufacturing workflows of biopharmaceuticals and 3rd party drug manufacturers. The Business comprises process chromatography hardware and consumables, cell culture media, single use technologies, development instrumentation and consumables, and service. We manufacture equipment and special resins that help pharmaceutical companies to discover and mass produce biopharmaceuticals which are designed to fight autoimmune diseases such as rheumatoid arthritis and psoriasis. We are also helping vaccine developers and researchers explore immunotherapy. This emerging type of treatment uses viruses and other tools to reprogram and harness the body’s immune cells to help the immune system.
Acquisition by Danaher
On February 25, 2019, GE announced a definitive agreement to sell the Business to Danaher Corporation for a total cash consideration of $21,000 million (subject to certain adjustments) as well as Danaher’s assumption of approximately $400 million of certain pension plans and related liabilities. The transaction is subject to regulatory approvals and other customary closing conditions.
Basis of Presentation
The combined financial statements have been derived from the consolidated financial statements and accounting records of GE including the historical cost basis of assets and liabilities comprising the Business, as well as attribution of revenues and direct costs and allocations of indirect costs attributable to the operations of the Business. These Combined financial statements do not purport to reflect what the results of operations, comprehensive income, financial position or cash flows would have been had the Business operated as a stand-alone company during the periods presented.
The Combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") and SEC Rule 3-05, of Regulation S-X, and present the combined financial position, results of operations, comprehensive income and cash flows of the Business as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018.
All intercompany balances and transactions within the Business have been eliminated. As described in Note 4 Related Party Transactions, certain transactions between the Business and GE have been included in these Combined financial statements.
The Combined statements of financial position reflect, among other things, all the assets and liabilities of GE and the Business that are specifically identifiable as being directly attributable to the Business, including Net parent investment as a component of equity. Net parent investment represents GE’s historical investment in the Business and includes accumulated net income attributable to the Business, the net effect of transactions with GE and GE entities and cost allocations from GE that were not historically allocated to the Business.
GE uses a centralized approach to cash management and financing of its operations. These arrangements may not be reflective of the way the Business would have financed its operations had it been a stand-alone business during the periods presented. Cash pooling, related interest and intercompany arrangements are excluded from the asset and liability balances in the Combined statements of financial position. These amounts have instead been reported as Net parent investment as a component of equity.
GE and its affiliates (including GE Healthcare) provide a variety of services to the Business. The Business may also sell products in the ordinary course of business to GE and its affiliates. The Combined statements of income include expenses directly billed or allocated for services and certain support functions (“GE Corporate Overhead”) and other allocations that are provided on a centralized basis within GE such as legal, business development, insurance, human resources, corporate audit, treasury and various other GE corporate functions that are routinely allocated to the Business and reflected in the Combined

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

statements of income. See Note 4 Related Party Transactions. In addition to GE Corporate Overhead and other allocations, charges that would have been incurred in the ordinary course of business if the Business operated as a stand-alone company, such as compensation and benefits for employees of the Business further described in Note 15 Pension and Postretirement Benefit Plans, were included within the Combined financial statements based on either specific identification of direct expenses or an allocation using an approach related to the nature of the item (e.g., external revenue or headcount).
Where allocations of GE Corporate Overhead and other allocations amounts were necessary, the Business believes the allocation of these amounts were determined on a reasonable basis, reflecting all the costs of the Business and consistently applied in the periods presented. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred had the Business operated as a separate stand-alone entity during the periods presented. Consequently, these Combined financial statements do not necessarily represent the results the Business would have achieved if the Business had operated as a separate stand-alone entity during the periods presented.

NOTE 2	Summary of Significant Accounting Policies
Estimates and Assumptions
The preparation of Combined financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the amounts reported and disclosed in the financial statements and the accompanying notes. We base our estimates and judgments on historical experience and various other assumptions and information that we believe to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty, and accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained or our operating environment changes. While the Business believes that the estimates and assumptions used in the preparation of these Combined financial statements are appropriate, actual results could differ materially from those estimates.
Estimates are used for, but are not limited to, determining the following: distinct performance obligations, recoverability of long-lived assets and inventory, valuation of goodwill, useful lives used in depreciation and amortization, asset retirement obligations, income taxes and related valuation allowances, accruals for contingencies including legal and warranties, actuarial assumptions used to determine costs of pension and other post-retirement benefits, valuation and recoverability of receivables and valuation of derivatives and the fair value of assets acquired and liabilities assumed in acquisitions.
Revenue Recognition
On January 1, 2018, we adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and the related amendments of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, which supersedes most previous U.S. GAAP revenue guidance. We elected to adopt the new standard on a retrospective basis. In addition, we elected the practical expedient for contract modifications, which essentially means that the terms of the contract that existed at the beginning of the earliest period presented can be assumed to have been in place since the inception of the contract (i.e., not practical to separately evaluate the effects of all prior contract modifications). Our revenues consist of sales of products (tangible goods) and sales of services to customers.
The Business recognizes a contract with a customer when there is a legally enforceable agreement between the Business and its customer, the rights of the parties are identified, the contract has commercial substance and collectability of the contract consideration is probable. The Business’ revenues are measured based on the consideration specified in the contract with each customer net of any sales incentives or credits, accounted for as estimated variable consideration, and taxes collected from customers that are remitted to government authorities. Payment terms are generally within 12 months.
Contracts for the sale of products and services generally include multiple distinct performance obligations most commonly involving an upfront deliverable of equipment and future performance obligations such as installation, training or the future delivery of products or services. If a contract contains more than one performance obligation, the transaction price of the contract is allocated to each performance obligation based on its relative stand-alone selling price. Stand-alone selling price is obtained from sources such as the separate selling price for that or a similar item or from competitor prices for similar items if reasonably available. If such evidence is not reasonably available, we use our best estimate of selling price, which is established consistent with the pricing strategy of the Business and considers product configuration, geography, customer type and other market specific factors. The majority of our revenues relate to product sales that are recognized at a point in time. Shipping and

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

handling costs to deliver products to customers are expensed as incurred and recorded in Cost of sales as these costs are generally not specifically billed to customers.
Performance Obligations Satisfied at a Point In Time
We recognize revenue for non-customized products at a point in time. The point in time is when the customer obtains control of the product, which is generally no earlier than when the customer has physical possession of the product at delivery. We use proof of delivery for certain large equipment with more complex logistics, whereas the delivery of other equipment is estimated based on historical averages of in-transit periods (i.e., time between shipment and delivery). In situations where arrangements include customer acceptance provisions based on customer-specified criteria, we recognize revenue when acceptance has occurred.
Our billing terms for point in time product performance obligations can vary but generally coincide with delivery to the customer; however, they also may occur upon final installation or acceptance of the products. Periodically, we receive down payments in advance of delivery at the time an order is received.
For standard, assurance-type warranties that are provided with products, we estimate the cost that may be incurred during the warranty period and record a liability at the time revenue is recognized. The provision recorded reflects the estimated costs of replacement and free-of-charge services that will be incurred related to the product sold (see Note 13 Other Liabilities).
In certain arrangements, along with our products, we provide service-type or extended warranties, which are considered separate performance obligations. As such, a portion of the overall contract transaction price is allocated to this performance obligation and recognized as revenue over time, as the performance obligation is satisfied.
Performance Obligations Satisfied Over Time
We recognize revenue for certain long-term product service agreements over time. Revenue for these arrangements is recognized on a straight-line basis consistent with the nature, timing and extent of our services, which primarily relate to routine maintenance and as needed product repairs. Our billing terms for these long-term product service contracts vary and can occur in advance of or following the period of service, but we generally invoice periodically as services are provided.
We also recognize revenue on agreements for the sale of certain customized products or services such as construction type contracts on an over time basis when applicable criteria are met under ASC 606. When those criteria are met, we recognize revenue using percentage of completion based on inputs, such as costs incurred, relative to total expected inputs. Our estimate of inputs to be incurred to fulfill our promise to a customer is based on our history of providing similar assets or services for customers and is updated routinely to reflect changes in quantity or pricing of the inputs. We provide for potential losses on any of these agreements when it is probable that we will incur the loss. Our billing terms for these customized products or services contracts vary but are generally based on achieving specified milestones.
The differences between the timing of our revenue recognized and customer billings result in changes to our contract asset or contract liability positions (see Note 3 Revenue Related to Contracts with Customers).
No customer accounted for more than 10% of the Business’ revenues for the years ended December 31, 2019 and 2018 or accounts receivable as of December 31, 2019 and 2018.
Foreign Currency
Certain of our international operations have determined that the local currency is the functional currency, whereas others have determined the U.S. dollar is their functional currency. The basis of this determination is where each of the international operations primarily generates and expends cash. When the functional currency is not the U.S. dollar, asset and liability accounts are translated at period-end exchange rates and the Business translates functional currency income and expense amounts to their U.S. dollar equivalents using average exchange rates for the period. The U.S. dollar effects that arise from changing translation rates from functional currencies are recorded in Accumulated other comprehensive income (loss) in the Combined statements of financial position.
Gains and losses from foreign currency transactions, such as those resulting from the settlement of monetary items in the non-functional currency and those resulting from remeasurements of monetary items, are included in Cost of sales, Selling, general

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

and administrative expenses and Research and development expenses, depending on the underlying nature of the item. Losses of ($13) million and ($27) million were recorded in the years ended December 31, 2019 and 2018, respectively.
Acquisitions
Our Combined financial statements include the operations of acquired businesses from the date of acquisition. The Business accounts for acquired businesses using the acquisition method of accounting, which requires, among other things, that assets acquired, and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Transaction costs are expensed as incurred. Any excess of the fair value of consideration transferred over the assigned values of the net assets acquired is recorded as goodwill.
There were no acquisitions that were completed during the years ended December 31, 2019 and 2018 that affected our Combined financial statements.
Cash and Cash Equivalents
The cash presented on the Combined statements of financial position represents cash not subject to the GE centralized cash management process as described in Note 1 Description of Business and Basis of Presentation. Cash held in commingled accounts with our Parent, or its affiliates, is presented within Net parent investment in the Combined statements of financial position.
Allowance for Doubtful Accounts
We establish an allowance for doubtful accounts based on various factors including the payment history and financial condition of our debtors and the economic environment. Provisions for doubtful accounts are recorded based on the aging status of the customer accounts or when it becomes probable that the customer will not make the required payments at either contractual due dates or in the future. See Note 5 Current Receivables - Net.
Current Receivables Factoring Program
We monetize a portion of our accounts receivables through factoring programs established for GE and various GE subsidiaries that are administered by Working Capital Solutions (“WCS”), a GE Capital subsidiary. Under the factoring programs, we factor U.S. and Non-U.S. receivables to WCS on a nonrecourse and recourse basis. Generally, the recourse guarantees related to factored receivables are provided by GE, not the Business. Under the accounts receivable factoring programs, transfers of receivables meeting the applicable criteria of FASB ASC Topic 860, Transfers and Servicing are recognized as true sales, and cash inflows received are recorded within Cash provided by operating activities. The Business incurred interest and other related expense which are reflected as Interest and other financial charges in the Combined statements of income.
Inventories
Inventories are stated at the lower of cost or net realizable value. Production inventory is valued at cost using a first-in, first-out (“FIFO”) basis, including raw materials, work in process and finished goods.
As necessary, we record provisions and write-downs for excess, slow moving and obsolete inventory. To determine these amounts, we regularly review inventory quantities on-hand and compare them to historical utilization and estimates of future product demand, market conditions and technological developments. See Note 6 Inventories.
Equity Method Investments
Equity method investments are investments in entities in which we do not have a controlling financial interest, but over which we have significant influence. Equity method investments are assessed for other-than-temporary impairment. Equity method investments are recorded in Other assets in our Combined statements of financial position. See Note 9 Other Assets. Our share of the results of equity method investments are presented on a one-line basis in Other (income) and expense - net in the Combined statements of income.

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Property, Plant and Equipment - Net
Property, plant and equipment is stated at cost and is depreciated over its estimated economic life. The straight-line method of depreciation is used for all property, plant and equipment. Repair and maintenance costs are expensed as incurred. See Note 7 Property, Plant and Equipment - Net and Operating Lease Assets and Liabilities.
Goodwill and Intangible Assets - Net
Goodwill represents the excess of the fair value of consideration transferred over the fair value of identifiable net assets acquired in a business combination. Goodwill is assigned to specific reporting units and is tested for impairment at the reporting unit level annually in the third quarter of each year using data as of July 1 or more frequently, if needed, based on changes in facts and circumstances. During 2019, we changed our annual testing date from the third quarter to the fourth quarter in order to improve alignment of our annual goodwill impairment test and our strategic planning processes. A reporting unit is an operating segment, or one level below that operating segment (the component level), if discrete financial information is prepared and regularly reviewed by segment management. The Business also tests goodwill for impairment when an event occurs, or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Business uses quantitative assessments and qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Business chooses to perform a qualitative assessment and concludes it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a further quantitative fair value test is performed. The Business recognizes an impairment charge if the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill based on the results of our quantitative tests. The market approach is used for estimating the fair values for our reporting units. See Note 8 Goodwill and Intangible Assets - Net.
All intangible assets of the Business other than goodwill are subject to amortization. The cost of such intangible assets is amortized on a straight-line basis over the asset’s estimated economic life. Amortizable intangibles are reviewed for impairment annually and whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. In these circumstances, intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to the fair value based on either discounted cash flows or appraised values. See Note 8 Goodwill and Intangible Assets - Net.
Internal Use Software
Internal use software is software that is internally developed, purchased or modified to meet internal needs and for which no substantive plan exists to sell, lease or otherwise market the software externally. All costs associated with project tasks classified in the preliminary project development or post-implementation/operation stage are expensed as incurred. Capitalization of application development stage costs begin after both of the following occur: (a) the preliminary project development stage is completed, and (b) management authorizes and commits to funding the software project, and it is probable that the project will be completed, and the software will be used for the purpose for which it was intended. Capitalization ceases when the project is substantially complete. Capitalized amounts are amortized using the straight-line method over the asset’s estimated economic life. See Note 8 Goodwill and Intangible Assets - Net.
External Use Software
External use software is software that is (a) intended to be sold, licensed or marketed to our customers, or is (b) embedded and integral to our tangible products for which R&D has been completed. Costs that are related to the conceptual formulation and design of software are expensed as incurred. Costs that are incurred after technological feasibility has been established until general release of the product are capitalized as an intangible asset. Capitalized costs for software to be sold, leased, or otherwise marketed are amortized on an individual product basis using straight-line amortization over the estimated life of the product.
The Business performs regular reviews to ensure that unamortized capitalized software program costs remain recoverable through future cash flows. See Note 8 Goodwill and Intangible Assets.
Financial Instruments
We monitor our exposure to various business risks including foreign currency exchange rate fluctuations and regularly use derivative financial instruments to manage these risks. At the inception of a new derivative, we designate the derivative as a

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

hedge, or we determine the derivative to be undesignated as a hedging instrument. We use economic hedges when we have exposures to currency exchange risk for which we are unable to meet the requirements for hedge accounting. These derivatives are not designated as hedges from an accounting standpoint but otherwise serve the same economic purpose as other hedging arrangements.
For hedged items, we document the relationships between the hedging instruments and the hedged items, as well as our risk management objectives and strategy for undertaking various hedge transactions. We assess whether the derivatives that are used in hedging transactions are effective in offsetting changes in cash flows of the hedged item at both the inception of the hedge and on an ongoing basis.
We have a program that utilizes foreign currency derivative instruments to reduce the risks associated with the effects of certain foreign currency exposures. Under this program, our strategy is to have gains or losses on the foreign currency derivative instruments mitigate the foreign currency transaction and translation gains or losses to the extent practical. These foreign currency exposures typically arise from changes in the value of assets (e.g., current receivables) and liabilities (e.g., current payables) which are denominated in currencies other than the functional currency. We record all derivatives at fair value. For the derivative contracts held as undesignated hedging instruments, we record the changes in fair value of the derivative contracts in our Combined statements of income along with the change in fair value, related to foreign exchange movements, of the hedged item. Changes in the fair value of derivative contracts designated as cash flow hedging instruments are recognized in Accumulated other comprehensive income/(loss) until the hedged item is recognized in earnings.
Fair Value Measurements
For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Business would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.
Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:
Level 1 - Quoted prices for identical instruments in active markets.
Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3 - Significant inputs to the valuation model are unobservable.
We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, the Business performs reviews to assess the reasonableness of the valuations. This detailed review may include the use of a third-party valuation firm.
Recurring Fair Value Measurements
The following sections describe the valuation methodologies used to measure different financial instruments at fair value on a recurring basis.
Financial Instruments - General
Our financial instruments include receivables, accounts payable, derivative financial instruments, loans and equity investments. The estimated fair value of these financial instruments approximates their carrying value as reflected in our Combined statements of financial position. See Note 5 Current Receivables - Net, Note 9 Other Assets, and Note 13 Other Liabilities.

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Derivatives
When derivatives are traded either on exchanges or liquid over-the-counter markets, these derivatives are classified as Level 1, using closing prices to determine fair value. When derivatives are not traded on exchanges or over-the-counter markets, they are classified as Level 2, using internal models to determine fair value.
Currency exchange contracts and embedded derivatives are valued using Level 2 inputs. See Note 10 Derivatives and Hedging. There were no transfers between Levels 1, 2 and 3 during the years ended December 31, 2019 and 2018.
Non-Recurring Fair Value Measurements
Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances. These assets can include equity method investments and long-lived assets that are written down to fair value when they are impaired. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs. The following sections describe the valuation methodologies the Business uses to measure those assets not measured on an ongoing fair value basis.
Equity Method Investments
In instances of impairment, equity method investments are written down to fair value using market observable data such as quoted prices when available. When market observable data is unavailable, investments are valued using a discounted cash flow model, comparative market multiples or a combination of both approaches as appropriate and other third-party pricing sources. These investments are included in Level 3. See Note 9 Other Assets.
Long-Lived Assets
Long-lived assets, such as property, plant and equipment and intangible assets subject to depreciation and amortization, are reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. The required undiscounted cash flow estimates are derived from our historical experience and our internal business plans. To determine fair value, the Business uses quoted market prices when available, our internal cash flow estimates discounted at an appropriate discount rate, or independent appraisals, as appropriate. Fair values of long-lived assets are primarily derived internally and are based on observed sales transactions for similar assets. These assets are generally included in Level 3.
Restructuring Costs
We record liabilities for costs associated with exit or disposal activities in the period in which the liability is incurred. Employee termination costs are accrued when the restructuring actions are probable and estimable. When accruing these costs, we recognize the amount within a range of costs that is the best estimate within the range. Restructuring costs incurred for the years ended December 31, 2019 and 2018 were not significant.
Research and Development Expenses (“R&D”)
The Business conducts R&D activities to create new products, develop new applications for existing products and enhance existing products to help improve outcomes for customers. This includes direct R&D expenses as well as expenses incurred for the use of services from GE Global Research Center. R&D costs are expensed when incurred.
Pension and Postretirement Benefits
Certain employees and retirees of the Business participate in postretirement benefit plans, sponsored by either the Business or GE:

•	Pension Benefits (sponsored by the Business)

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

These plans are accounted for under the provisions of FASB ASC Subtopic 715-20, Compensation - Retirement Benefits: Defined Benefit Plans (see Note 15 Pension and Postretirement Benefit Plans). In accordance with FASB ASC Subtopic 715-20, management categorizes plan assets for disclosure purposes in accordance with the fair value hierarchy as set forth in FASB ASC Topic 820, Fair Value Measurements and Disclosures.

•	Pension and Other Postretirement Benefits Plans (sponsored by GE)
These plans are accounted in accordance with ASC Subtopic 715-80 Compensation - Retirement Benefits - Multiemployer Plans (see Note 15 Pension and Postretirement Benefit Plans).
Pension benefits are calculated using significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions - discount rate and expected return on assets - are important elements of plan expense and asset/liability measurement. The Business evaluates these critical assumptions at least annually on a plan and country-specific basis. The Business periodically evaluates other assumptions involving demographic factors such as retirement age, mortality and turnover, and updates them to reflect our experience and expectations for the future. Actual results in any given year often will differ from actuarial assumptions because of economic and other factors.
Projected benefit obligations are measured as the present value of expected payments. We discount those cash payments using the weighted average of market-observed yields for high-quality fixed-income securities with maturities that correspond to the payment of benefits.
The components of net periodic benefit costs, other than the service cost component, are included in Other (income) and expense-net in our Combined statements of income.
Income Taxes
The Business is included in the combined U.S. federal, foreign and state income tax returns of GE, where eligible. However, the Business determines its current and deferred taxes based on the separate return method (i.e., as if the Business were a taxpayer separate from GE). All income taxes due to or due from GE that have not been settled or recovered by the end of the period have been deemed settled and reflected in Net parent investment. Any differences between actual amounts paid or received by the Business and taxes accrued under the separate return method have been reflected in Net parent investment.
 The Business accounts for income taxes under the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial statement and tax return bases of assets and liabilities as well as from net operating losses and tax credit carryforwards, based on enacted tax rates and other provisions of the tax law expected to be in effect when taxes are paid or recovered. The effect of a change in tax rate or law on deferred tax assets and liabilities is recognized in income in the period in which such change is enacted. The Business currently intends to indefinitely reinvest substantially all the earnings of our foreign subsidiaries with operations outside the U.S. and, accordingly, has not provided U.S. income tax on such earnings. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not, and a valuation allowance is established for any portion of a deferred tax asset that management believes is unlikely to be realized.
Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties. The Business operates globally, and our tax filings are subject to audit by tax authorities in the jurisdictions where business is conducted. These audits may result in assessments of additional taxes, interest and penalties that are resolved with the tax authorities or through the courts. The Business has provided for the amounts believed that will ultimately result from these proceedings. The Business recognizes uncertain tax positions that are more likely than not to be sustained if the relevant tax authority were to audit the position with full knowledge of all the relevant facts and other information. For those tax positions that meet this threshold, the Business measures the amount of tax benefit based on the largest amount of tax benefit that the Business has a greater than 50% chance of realizing in a final settlement with the relevant authority. The Business classifies interest and penalties associated with uncertain tax positions as interest expense and provision for income taxes, respectively, on the Combined statements of income. The effects of tax adjustments and settlements from taxing authorities are presented in these Combined financial statements in the period they are recorded.
Due to the enactment of the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”), substantially all our previously unrepatriated foreign earnings were subject to U.S. federal income tax, and therefore we expect to have the ability to repatriate those earnings without incremental U.S. federal tax cost. Future repatriations of foreign earnings may incur other taxes, such as withholding or

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

state taxes. Indefinite reinvestment is determined by management’s judgments and intentions concerning the future operations of the Business. Most of these earnings have been reinvested in active Non-U.S. business operations. In the Combined financial statements, foreign earnings are considered indefinitely reinvested which is consistent with the assertion made by GE relative to the Business’ foreign operations as of December 31, 2019. It is not practicable to determine the income tax liability that would be payable if such earnings were not reinvested indefinitely. The undistributed earnings disclosure and the transition tax recorded in the Combined financial statements are based on the cumulative Earnings and Profits allocated to the Business. It is not practicable to re-determine earnings and profits on a pure separate return method.
Additionally, as part of U.S. tax reform, the U.S. has enacted a “base erosion anti-abuse tax” requiring U.S. corporations to make an alternative determination of taxable income without regard to tax deductions for certain payments to affiliates and a minimum tax on certain earnings considered to be “global intangible low-taxed income.” We have made an accounting policy election to treat this new minimum tax as a period cost.
Commitments and Contingencies
Liabilities for loss contingencies arising from product warranties, claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. See Note 14 Commitments and Contingencies.
Lease Accounting
We determine if an arrangement is a lease or a service contract at inception. Where an arrangement is a lease, at commencement, we determine the classification to be either an operating lease or a finance lease. Subsequently, if the arrangement is modified, we reevaluate our classification. Throughout the normal course of business, we are involved in certain service contracts primarily as a Lessee. At lease commencement, we record a lease liability and corresponding right-of-use (“ROU”) asset. Lease liabilities represent the present value of our future lease payments over the expected lease term which includes options to extend or terminate the lease when it is reasonably certain those options will be exercised. We have elected to include lease and non-lease components in determining our lease liability for all leased assets except our vehicle leases. Non-lease components are generally services that the lessor performs for the Business associated with the leased asset. For those leases with payments based on an index, the lease liability is determined using the index at lease commencement. Lease payments based on increases in the index subsequent to lease commencement are recognized as variable lease expense as they occur. The present value of our lease liability is determined using our incremental collateralized borrowing rate at lease inception. ROU assets represent our right to control the use of the leased asset during the lease and are recognized in an amount equal to the lease liability. Over the lease term we use the effective interest rate method to account for the lease liability as lease payments are made and the ROU asset is amortized to earnings in a manner that results in a straight-line expense recognition in the Combined statements of income. A ROU asset and lease liability is not recognized for leases with an initial term of 12 months or less and we recognized lease expense for those leases on a straight-line basis over the lease term. See Note 7 Property, Plant and Equipment - Net and Operating Lease Assets and Liabilities.
 Recent Accounting Pronouncements Reflected in these Combined Financial Statements
In October 2016, the FASB issued ASU 2016-16, Accounting for Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory, which amends existing guidance on income taxes to require the accounting for the income tax effects of intercompany sales and transfers of assets other than inventory when the transfer occurs. As a result, the tax expense from the intercompany sale of assets, other than inventory, and associated changes to deferred taxes will be recognized when the sale occurs even though the pre-tax effects of the transaction have not been recognized. The pronouncement is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods, with early adoption permitted at the beginning of an annual period for which no financial statements have already been issued. The Business adopted the new standard on a modified retrospective basis for the period beginning January 1, 2018 and recorded an impact to increase assets by approximately $702 million, with an offset to Net parent investment, as of the beginning of the period of adoption. This impact is reflected in the Combined statements of changes in equity.
On October 1, 2018, we adopted ASU No. 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The ASU provides that the stranded tax effects from the 2017 Tax Act on the balance of accumulated other comprehensive income (“AOCI”) may be reclassified to Net parent investment. The stranded tax effects relate primarily to pension and other employee benefit plans and absent the ASU, our policy is to release stranded tax effects on plan termination. We elected to early adopt the standard and reclassified

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

the tax effect recorded within AOCI associated primarily with the change in tax rate under U.S tax reform to Net parent investment. The adoption resulted in a decrease to AOCI and an increase to Net parent investment of $4 million.
On January 1, 2019, we prospectively adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases. Our ROU assets and operating lease liabilities at adoption were $62 million and $65 million, respectively. The impact upon adoption had an immaterial effect to our Net parent investment and cashflows.
On January 1, 2019, we adopted ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. This ASU requires certain changes to the presentation of hedge accounting in the financial statements and some new or modified disclosures. The ASU also simplifies the application of hedge accounting and expands the strategies that qualify for hedge accounting. The impact upon adoption had an immaterial effect to our Net parent investment.
Other Recent Accounting Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses. The ASU introduces a new accounting model, the Current Expected Credit Losses model (“CECL”), which requires earlier recognition of credit losses and additional disclosures related to credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. This model replaces the multiple existing impairment models in current GAAP, which generally require that a loss be incurred before it is recognized. The new standard also applies to receivables arising from revenue transactions such as contract assets and accounts receivables and is effective for fiscal years beginning after December 15, 2019. The standard will be applied prospectively with an adjustment to Net parent investment. As we finalize our process, we expect the adoption of the ASU to have an immaterial effect to our Net parent investment.

NOTE 3	Revenue Related to Contracts with Customers
The Combined financial statements are presented in accordance with FASB ASC Topic 606. See Note 2 Summary of Significant Accounting Policies.
Disaggregation of Revenues
The following table disaggregates the Business’ revenue based on geographical region for the years ended December 31:

(in millions)	2019	2018

U.S./Canada/LATAM	$1,313	$1,248
Europe/Middle East/Africa	954	892
Asia/Other	1,022	870
Total Revenue	$3,289	$3,010
 Contract-Related Balances
Contract assets are classified as current or noncurrent based on the amount of time expected to lapse until the Business’ right to consideration becomes unconditional.
Other deferred assets consist of costs to obtain contracts, cost deferrals for shipped products and deferred service, labor and direct overhead costs.
Contract liabilities include billings in excess of revenue recognized, such as those resulting from customer advances and deposits and unearned revenue on service contracts. Contract liabilities are classified as current or noncurrent based on the periods over which remaining performance obligations are expected to be transferred to customers.

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

The differences between the timing of our product and service revenue recognized and customer billings, which can occur in advance of or following the transfer of control, result in changes to our contract asset or contract liability positions. The current Progress collections and deferred income balance relates to customer billings where the service or equipment is expected to be delivered within 12 months. The long-term portion relates primarily to extended warranties for services expected to be provided in periods greater than 12 months.
Contract asset and liability balances, as of December 31, 2019 and 2018, are as follows:

(in millions)	2019	2018

Contract assets	$16	$18
Other deferred assets	27	18
Total Contract and other deferred assets	$43	$36
In addition, contract assets that are long-term in nature have been recorded within Other assets in the Combined statements of financial position. See Note 9, Other Assets.

Progress collections	$71	$70
Other deferred income	188	94
Progress collections and deferred income	$259	$164

Long-term other deferred income	$64	$43
Total progress collections and other deferred income	$323	$207
Progress collections and current deferred income balances at the beginning of each year were substantially recognized as revenue within the following year. Total progress collections and other deferred income increased by $116 million in 2019 primarily due to milestone payments received in China, Europe and the United States as well as advance billing for service contracts.
Remaining Performance Obligations
As of December 31, 2019, substantially all the remaining performance obligations are expected to be satisfied within one year. The Long-term other deferred income primarily relates to extended warranty or other service contracts and is expected to be substantially recognized within 3 years.

NOTE 4	Related Party Transactions
The Combined financial statements include related party transactions with GE and GE entities (including GE Healthcare). As such, they do not necessarily represent all the costs that would have been incurred had the Business been a separate, stand-alone entity. As discussed in Note 1 Description of Business and Basis of Presentation, GE and GE Healthcare provide the Business with a number of services. Some of these services are provided directly by GE or GE Healthcare, and others are managed by GE or GE Healthcare through third-party service providers. The cost of certain of these services is either:

(a)	recognized through our allocated portion of GE’s or GE Healthcare’s corporate overhead or

(b)	billed directly to the Business (such as most of our employee benefit costs).
The cost of other services is included within the service itself and the incremental cost for GE or GE Healthcare to provide the service is not discernible (such as payroll processing services included within the cost of payroll). In addition, we and our affiliates obtain a variety of goods (such as supplies and equipment) and services under various master purchasing and service agreements to which GE or GE Healthcare (and not the Business) is a party. We are billed directly for services we procure under these arrangements.

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

We receive an allocated share of GE’s corporate overhead for certain services provided to the Business, but which are not specifically billed to the Business, such as public relations, investor relations, treasury and cash management, executive management compensation, security, government relations, business development, community outreach, certain research activities and corporate internal audit services.
Costs of $32 million for each of the years ended December 31, 2019 and 2018, were recorded in our Combined statements of income for our allocated share of GE’s corporate overhead and such expenses have been classified as Selling, general and administrative expenses.
We receive an allocated share of GE Healthcare’s and other GE Healthcare entities’ corporate overhead for certain services provided to the Business, but are not specifically billed to the business, such as finance, supply chain, quality, marketing and technology.
Costs of $226 million and $214 million for the years ended December 31, 2019 and 2018, respectively, were recorded in our Combined statements of income for our allocated share of GE Healthcare’s and other GE Healthcare entities’ corporate overhead. These expenses are classified in our Combined statements of income as follows:

(in millions)	2019	2018
Cost of sales	$53	$63
Selling, general and administrative expenses	152	131
Research and development expenses	$21	$20
The Combined financial statements include additional related party transactions with GE and GE entities (including GE Healthcare) that include the following:

•	Employees of the Business participate in pensions and benefit plans that are sponsored by GE. See Note 15 Pension and Postretirement Benefit Plans.

•
The Business factors U.S. and non-U.S. receivables through WCS on a recourse and nonrecourse basis pursuant to various factoring and servicing agreements The Business had factored receivables of $396 million, of which substantially all were without recourse, as of December 31, 2019. The Business had factored receivables of $398 million ($352 million without recourse and $46 million with recourse) as of December 31, 2018. Losses recognized related to receivables factored with recourse were immaterial during the years ended December 31, 2019 and 2018. For agreements with recourse, the Business establishes an allowance for doubtful accounts based on its aging policy. Historically, the Business has outsourced its servicing responsibilities to GE Global Operations for a market-based fee and therefore no servicing asset or liability has been recorded as of December 31, 2019 and 2018. Under the programs, the Business incurred interest expense and other financial charges of $14 million and $17 million for the years ended December 31, 2019 and 2018, respectively, which are included in Interest expense and other financial charges in the Combined statements of income.

•
All adjustments relating to certain transactions among the Business, GE and GE entities, which include the transfer of cash balances to GE, transfer of the balance of cash held in cash pooling arrangements to GE, settlement of intercompany debt between the Business and GE, or other GE entities and pushdown of all costs of doing business that were paid on behalf of the Business by GE or GE entities, are classified as Net parent investment in the Combined statements of financial position.

•	The Business participates in GE Treasury centralized hedging and offsetting programs. See Note 10 Derivatives and Hedging.

•
The Business’ U.S. and Canada operations, and certain of its suppliers, participated in the Trade Payables Services (“TPS”) accounts payable programs with GE Capital until April 1, 2019. Supplier invoices were at times settled early by TPS to obtain early pay cash discounts. The Business settled its obligations by reimbursing TPS on the invoice’s contractual due date. As the payables in the TPS program related to operating activities incurred in the ordinary course of business and retain the principal characteristics of a trade payable, the results of this program are included within Cash provided by operating activities in our Combined statements of cash flows. Amounts due to affiliates are recorded in Accounts payable and are settled in cash. The amounts due to affiliates in Accounts payable were $41 million and $50 million as of

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

December 31, 2019 and 2018, respectively. Accounts payable includes the Business’ funded participation in accounts payable programs with TPS of $0 million and $30 million as of December 31, 2019 and 2018, respectively.

NOTE 5	Current Receivables - Net
Current receivables - net, as of December 31, 2019 and 2018, consist of the following:

(in millions)	2019	2018
Customer receivables	$120	$99
Due from GE and affiliates	4	30
Sundry receivables	112	98

Current receivables - gross	236	227

Less allowance for doubtful accounts	(3)	(3)

Current receivables - net	$233	$224
Customer receivables are recorded at the invoiced amount. Additionally, Sundry receivables primarily consist of value added tax receivables.
 NOTE 6    Inventories
Inventories as of December 31, 2019 and 2018 consists of the following:

(in millions)	2019	2018
Raw materials	$114	$77
Work in process	49	22
Finished goods	237	214

Total inventories	$400	$313
Certain inventory items are long-term in nature and therefore have been classified within Other assets in the Combined statements of financial position. See Note 9 Other Assets.

NOTE 7	Property, Plant and Equipment - Net and Operating Lease Assets and Liabilities
Property, plant and equipment - net as of December 31, 2019 and 2018, consists of the following:

		2019			2018
(in millions)	Depreciable Life (in years)	Original Cost	Accumulated Depreciation	Net Carrying Value	Original Cost	Accumulated Depreciation	Net Carrying Value
Land	—	$24	$—	$24	$24	$—	$24
Buildings, structures and related equipment	8-40	471	(199)	272	394	(173)	221
Machinery and equipment	3-20	401	(252)	149	429	(256)	173
Construction in process	—	193	—	193	158	—	158
Property, plant and equipment		$1,089	$(451)	$638	$1,005	$(429)	$576
During 2019, certain assets totaling $30 million of net carrying value were recategorized from Machinery and equipment to Buildings, structures and related equipment due to refinement of the Business’ classification of related assets. Total depreciation expense was $46 million for each of the years ended December 31, 2019 and 2018, respectively. Additionally, during the year

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

ended December 31, 2018, we recorded an impairment totaling approximately $19 million related to business reprioritization of certain capital projects.
Operating Lease Assets and Liabilities
Our ROU assets were $58 million while related lease liabilities were $61 million as of December 31, 2019. Lease liabilities of $11 million as of December 31, 2019 are short-term and have been recorded within Other current liabilities in the Combined statements of financial position. See Note 13, Other Liabilities. Substantially all our operating leases have remaining lease terms of 10 years or less, some of which may include options to extend.
Operating lease expense consists of the following for the years ended December 31:

(in millions)	2019	2018
Long-term (fixed)	$17	$16
Long-term (variable)	7	5

Total operating lease expense	$24	$21
Maturity of Lease Liabilities

(in millions)

2020	14
2021	11
2022	9
2023	6
2024	6
2025 and thereafter	30

Total undiscounted lease payments	76
Less: imputed interest	(15)
Total lease liability as of December 31, 2019	$61
Supplemental Information Related to Operating Leases

(in millions)
Operating cash flows used for operating leases for the year ended December 31, 2019	$16
Right-of-use assets obtained in exchange for new lease liabilities for the year ended December 31, 2019	9
Weighted-average remaining lease term at December 31, 2019	7.6 years
Weighted-average discount rate at December 31, 2019	5.4%

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 8	Goodwill and Intangible Assets - Net
Goodwill
Changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018 are as follows:

(in millions)
Goodwill - January 1, 2018	$5,334
Foreign currency translation	(29)

Goodwill - December 31, 2018	$5,305

Disposals (a)	(9)
Foreign currency translation	22

Goodwill - December 31, 2019	$5,318

(a)
On August 30, 2019, we sold our interest in GE Healthcare Biotechnologies LLC, GE Healthcare Biotechnologies Systems Limited and GE Healthcare Biotechnologies Limited (collectively, our “Forensics Business”) to Qiagen GmbH and Qiagen North American Holdings Inc., for cash consideration of $34 million. As a result of the transaction, we recognized a pre-tax gain of approximately $23 million within Other (income) and expense-net in our Combined statements of income.

In performing the annual goodwill impairment test during 2019 and 2018, we determined that the fair value of the reporting units was more than their carrying amounts and no impairment charges were recorded.
Intangible Assets - Net
Intangible assets and accumulated amortization as of December 31 consist of the following:

		2019			2018
(in millions)	Weighted Average Remaining Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer-related	13	$345	$(139)	$206	$342	$(119)	$223
Patents & technology	6	969	(783)	186	967	(745)	222
Capitalized software - internal-use	4	181	(141)	40	166	(130)	36
Capitalized software - external-use	1	46	(45)	1	47	(44)	3
Trademarks & other	8	130	(80)	50	127	(73)	54

Intangible Assets		$1,671	$(1,188)	$483	$1,649	$(1,111)	$538
Amortization expense was $72 million and $76 million for the years ended December 31, 2019 and 2018, respectively.
Estimated annual amortization for intangible assets over the next five calendar years consists of the following:

(in millions)	2020	2021	2022	2023	2024
Estimated annual amortization expense	$71	$64	$58	$54	$51

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 9	Other Assets
Other Current Assets
Other current assets as of December 31, 2019 and 2018, consists of the following:

(in millions)	2019	2018
Prepaid taxes and other prepaid items	$58	$71
Derivative assets	2	14
Other (a)	30	32

Other current assets	$90	$117

(a)	Other primarily consists of investment securities and miscellaneous deferred charges.
Other Assets
Other assets as of December 31, 2019 and 2018, consists of the following:

(in millions)	2019	2018
Equity method investments (a)	$—	$28
Long-term inventory	70	79
Long-term contract assets	5	11
Other (b)	36	34

Other assets	$111	$152

(a) On June 13, 2019, we signed an agreement to sell our 30% equity method investment in Zenith Technologies Limited to Cognizant Worldwide Limited for cash consideration of approximately $61 million. The transaction subsequently closed on July 31, 2019 and as a result of the transaction, we recognized a pre-tax gain of approximately $35 million within Other (income) and expense-net in our Combined statements of income.
(b) Other primarily consists of pension assets, unlisted investments and prepayments that are long-term in nature.

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 10	Derivatives and Hedging
Our policy requires that derivatives are used solely for managing risks and not for speculative purposes. Our notional relates primarily to managing currency risk. The table below summarizes the fair value of all derivatives, including hedging instruments and embedded derivatives as of December 31, 2019 and 2018, respectively.

	2019			2018
(in millions)	Gross Notional	Other current assets	Other current liabilities	Gross Notional	Other current assets	Other current liabilities
Derivatives accounted for as hedges
Currency exchange contracts	$547	$—	$(10)	$1,011	$12	$(26)

Derivatives not accounted for as hedges
Embedded derivatives	24	2	—	19	2	—

Total	$571	$2	$(10)	$1,030	$14	$(26)
Derivatives are classified in the captions “Other current assets” and “Other current liabilities” in the Combined statements of financial position.
Risk Management Strategy
We buy, manufacture and sell components and products across global markets. These activities expose us to changes in foreign currency exchange rates which can adversely affect revenues earned and costs of operating our business. Our manufacturing entities sell internally to our distribution entities, who ultimately sell to the end customer. Much of our foreign currency risk is generated on the intercompany side as our manufacturing entities have different functional currencies than our distribution entities, leaving one party exposed to the foreign exchange risk on their margins. These sales and purchase transactions also create receivables and payables denominated in foreign currencies, which expose us to foreign currency gains and losses based on changes in exchange rates. Changes in the price of raw materials that we use in manufacturing can affect the cost of manufacturing. We use derivatives to mitigate these exposures.
Cash Flow Hedges
We use cash flow hedging primarily to reduce the effects of foreign exchange rate changes on purchase and sale contracts. Accordingly, the majority of our derivative activities in this category consist of foreign currency exchange contracts.
Under cash flow hedge accounting as permitted by U.S. GAAP, the derivative carrying amount is measured at fair value each period and any resulting gain or loss is recorded in a separate component of equity. When the hedged transaction occurs, these amounts are released from equity, in order that the transaction will be reflected in earnings at the rate locked in by the derivative. The effect of the hedge is reported in the same financial statement line item as the earnings effects of the hedged transaction.
The table below explains the effects of market rate changes on the fair value of derivatives we use most commonly in cash flow hedging arrangements.

Currency forwards/swaps	U.S. dollar strengthens	U.S. dollar weakens
Sell revenue currency (EUR & JPY) vs. USD	Fair value increases	Fair value decreases
Buy cost currency (SEK ) vs. USD	Fair value decreases	Fair value increases
Changes in the fair value of cash flow hedges are recorded in Accumulated Other Comprehensive Income (“AOCI”) and recorded in earnings in the period in which the hedged transaction occurs. The gain (loss) recognized in AOCI was $(26) million and $(29) million for the years ended December 31, 2019 and 2018, respectively. The gain (loss) reclassified from

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

AOCI to earnings was $(29) million and $(24) million for the years ended December 31, 2019 and 2018, respectively. These amounts were related to currency exchange contracts.
The total amount in AOCI related to cash flow hedges of forecasted transactions was a $(7) million loss at December 31, 2019. We expect to reclassify $(7) million of loss to earnings in the next 12 months contemporaneously with the earnings effects of the related forecasted transactions. For the years ended December 31, 2019 and 2018, we recognized insignificant gains and losses related to hedged forecasted transactions and firm commitments that did not occur by the end of the originally specified period. The maximum term of derivative instruments that hedge forecasted transactions was twelve months and eighteen months as of December 31, 2019 and December 31, 2018, respectively.
Effects of Derivatives on Earnings
All derivatives are marked to fair value on our Combined statements of financial position, whether they are designated in a hedging relationship for accounting purposes or are used as economic hedges. For derivatives not designated as hedging instruments, substantially all the gain or loss recognized in earnings is offset by either the current period change in value of underlying exposures which is recorded in earnings in the current period or a future period when the recording of the exposures occurs. The total effect of derivatives not designated as hedges on earnings was insignificant for the years ended December 31, 2019 and 2018, respectively.
The table below presents the effect of our cash flow hedges on our Combined statements of income for the years ended December 31:

	2019		2018
(in millions)	Cost of Sales	Other (income) and expense-net	Cost of Sales	Other (income) and expense-net
Total amounts presented in the Combined statements of income	$1,246	$(75)	$1,222	$(17)
Total gain (loss) on cash flow hedges	$(28)	$(1)	$(18)	$(6)
Counterparty Credit Risk
Fair value of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. GE manages counterparty credit risk on our behalf - the risk that counterparties will default and not make payments to us according to the terms of our agreements - on an individual counterparty basis.

NOTE 11	Income Taxes
The tax provisions have been prepared on a separate return basis as if the Business were a separate group of companies under common ownership. The operations have been combined as if the Business were filing on a combined basis for U.S. Federal, U.S. state and non-U.S. income tax purposes, where allowable by law. The Business is subject to income taxes in the U.S. (both Federal and state) and in numerous foreign jurisdictions. Changes in the tax laws or regulations in these jurisdictions, or changes in position by the relevant authority regarding their application, administration or interpretation, may affect our tax liability, return on investments and business operations.
To reflect the costs that would have been incurred in the ordinary course of business if the Business operated as a stand-alone business, GE Corporate overhead and other pretax costs were allocated to the Business. These costs were not specifically allocated to individual BioPharma entities; accordingly, the tax effect of these charges was calculated by allocating the costs to jurisdictions based on where the intellectual property of the Business was owned, and tax effected at those statutory rates. Under this approach, Swedish and U.S. entities received the majority of the allocations.
During the year ended December 31, 2019, in preparation for the planned sale of the Business to Danaher, GE engaged in and completed various internal restructuring activities. The U.S. income tax impact of these internal restructuring activities, which specifically have tax implications relating to the GE consolidated group, have not been reflected in the Combined financial statements. These restructuring activities were executed to facilitate the planned disposition of the Business, were not taken at the discretion of the Business and do not directly impact the ongoing operations of the Business.

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

The Business’ income tax provision was prepared following the separate return method, which management believes should exclude the GE internal restructuring activities noted above.
Combined Income Before Income Taxes

(in millions)
	2019	2018

U.S.	$95	$93
Non-U.S.	1,257	979
Total income	$1,352	$1,072
Combined Expense Provision for Income Taxes

(in millions)
	2019	2018

Current
U.S. Federal	$110	$81
U.S. State and Local	5	4
Non-U.S.	50	33
Deferred
U.S. Federal	2	4
U.S. State and Local	1	(1)
Non-U.S.	210	243
Total	$378	$364

Reconciliation of U.S. Federal Statutory Income Tax Rate to Effective Income Tax Rate

(in millions)
	2019	2018

Income before taxes	1,352	1,072
U.S. Statutory Rate	21%	21%
Tax expected at Statutory Rate	284	225
Foreign Operations and Foreign Tax Credits	6	21
Global Intangible Low Taxed Income	86	72
Non-U.S. Rate Change	—	51
Other	2	(5)
Total income tax	378	364
Actual Income tax rate	28%	34%

Unrecognized Tax Positions
The Business is subject to periodic tax audits by tax authorities in the U.S. (both Federal and state) and the numerous countries in which we operate. While the Business currently is being audited in several jurisdictions, we believe that there are no jurisdictions in which the outcome of unresolved issues or claims is likely to be material to the results of operations, financial position or cash flows. We further believe that we have made adequate provisions for all income tax uncertainties.

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

At December 31, 2019 and December 31, 2018, the amount of unrecognized tax benefits and accrued interest was not material. We classify interest on tax deficiencies as interest expense; we classify income tax penalties as a provision for income taxes.
Deferred Income Taxes
Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating losses and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Tax attribute carryforwards reflected in deferred income taxes include the balances historically recorded by the Business, adjusted for pretax expenses directly attributable or allocated to the Business for the periods presented. The Business did not operate as a stand-alone entity (or group of entities) in the past and, accordingly, the amount and composition of our tax losses, receivables and other deferred tax assets included in the Combined financial statements may change as the result of the Business’ separation from GE.
We regularly evaluate the recoverability of our deferred tax assets and establish valuation allowances, where necessary, to reduce the deferred tax assets to amounts that are more likely than not to be realized (a likelihood of more than 50%). Significant judgment is required in determining whether a valuation allowance is necessary and the amount of such valuation allowance. In assessing the recoverability of our deferred tax assets at December 31, 2019 and 2018, we considered all available evidence, including the nature of financial statement losses, reversing taxable temporary differences and estimated future operating profits. We believe it is more likely than not that the results of future operations will generate sufficient taxable income to realize the Business’ net deferred tax assets. Aggregated deferred income tax amounts are summarized below.
Components of the Net Deferred Income Tax Asset (Liability)

(in millions)	2019	2018
Deferred income taxes
Employee Benefits	$2	$2
Deferred Revenue	3	13
Goodwill & Other Intangibles	498	487
Inventory	6	7
Operating Loss Carryforwards	199	423
Other & Accrued Expenses	(15)	(15)
Pension Plans	58	43
Property	(2)	4
Receivables	4	4

Total deferred income tax	753	968

Valuation allowances	(7)	(5)

Net deferred income tax asset after valuation allowance	$746	$963
Net Operating Losses
At December 31, 2019, the Business had net operating loss carryforwards of $(945) million primarily related to Sweden, which can be carried forward indefinitely. The gross net operating loss carryforwards resulted in a deferred tax asset of $199 million at December 31, 2019.
Undistributed Earnings
In the Combined financial statements, foreign earnings are considered indefinitely reinvested which is consistent with the assertion made by GE relative to the Business’ foreign operations as of December 31, 2019. Due to the enactment of U.S. tax reform during 2017, substantially all our previously unrepatriated foreign earnings were subject to U.S. Federal income tax, and

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

therefore we expect to have the ability to repatriate those earnings without an incremental U.S. Federal tax cost except for foreign withholding taxes. As of December 31, 2019, the cumulative amount of indefinitely reinvested foreign earnings was approximately $2,660 million. Computation of any deferred tax liability associated with and any other remaining basis differences is not practicable.
Tax Reform
On December 22, 2017, the U.S. enacted the 2017 Tax Act which made significant changes to the U.S. corporate income tax system, including reducing the corporate tax rate to 21%, limiting the tax deduction for interest expense to 30% of adjusted earnings, implementing a “base erosion anti-abuse tax” requiring U.S. corporations to make an alternative determination of taxable income without regard to tax deductions for certain payments to affiliates, taxing certain earnings considered to be “global intangible low-taxed income,” changing the limitation on deductions for certain executive compensation, imposing a one-time tax on offshore earnings at reduced rates and allowing an immediate deduction for certain new investments instead of deductions for depreciation expense over time. The impact of enactment of U.S. tax reform was recorded in 2017 on a provisional basis as the legislation provided for additional guidance to be issued by the U.S. Department of the Treasury on several provisions including the computation of the transition tax.
In 2018 we finalized our accounting for the 2017 Tax Act and recorded immaterial adjustments. We have completed our accounting related to the effects of the 2017 Tax Act, based on current law and our current interpretation of the law. Additional guidance may be provided by the U.S. Treasury and IRS that could materially impact amounts previously provided. Consistent with GE Corporate's election, we account for the new minimum tax on global intangible low taxed income as a period cost.

NOTE 12	Accumulated Other Comprehensive Income (Loss)
The changes in the components of Accumulated other comprehensive income (loss) are as follows:

(in millions)	Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Investment Securities	Defined Benefit Plan Pension Items	Foreign Currency Items	Total
As of January 1, 2018	$(10)	$2	$(78)	$(602)	$(688)

Other comprehensive income (loss) before reclassifications	(26)	—	(21)	(157)	(204)
Amounts reclassified from accumulated other comprehensive income (loss)	27	—	10	—	37
Deferred taxes	(1)	—	(1)	—	(2)

Other comprehensive income (loss)	$—	$—	$(12)	$(157)	$(169)

Other comprehensive income (loss) attributable to non-controlling interests	—	—	—	—	—
Cumulative effect of adoption of new accounting principles	—	(2)	(4)	—	(6)

As of December 31, 2018	$(10)	$—	$(94)	$(759)	$(863)
Other comprehensive income (loss) before reclassifications	(26)		(62)	6	(82)
Amounts reclassified from accumulated other comprehensive income (loss)	29	—	7	—	36
Deferred taxes	—	—	13	—	13
Other comprehensive income (loss)	$3	$—	$(42)	$6	$(33)
Other comprehensive income (loss) attributable to non-controlling interests	—	—	—	—	—
As of December 31, 2019	$(7)	$—	$(136)	$(753)	$(896)

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 13	Other Liabilities
Other Current Liabilities
Other current liabilities as of December 31 consists of the following:

(in millions)	2019	2018
Employee related liabilities (a)	$84	$68
Accrued taxes	24	15
Sales commissions	23	21
Other current liabilities (b)	77	94

Total other current liabilities	$208	$198

(a)	Employee related liabilities are largely comprised of payroll, employee compensation and benefits, pension and other postretirement benefit obligations.

(b)	Other current liabilities primarily consist of derivative liabilities, discount and allowances, accrued costs for freight, royalties, warranties and asset retirement obligations.
Other Liabilities
Other liabilities as of December 31, 2019 and 2018 is $18 million and $20 million, respectively, and primarily consists of finance leases, environmental claims, asset retirement obligations, and deferred gains.

NOTE 14	Commitments and Contingencies
Warranty Obligations
As part of our product sales, we provide assurance warranty coverage to our customers as part of customary practices in the market to provide assurance that the product sold will comply with agreed upon specifications. The assurance warranty at the time of sale is limited to fixing product defects. Issuance of a product warranty constitutes a commitment, which must be accrued as a loss contingency if expenditures under the warranty are both probable and reasonably estimable. The Business provides for estimated product warranty expenses when the related product sale is recognized. Because warranty estimates are forecasts that are based on the best available information, primarily based on historical warranty claims experience and outstanding warranty period, actual claims costs may differ from amounts provided.
Expenses and related accrual for assurance warranty for the years ended December 31, 2019 and 2018 are not material. As of December 31, 2019, and 2018, assurance warranty obligations are expected to be incurred in less than 12 months and therefore are classified as a current liability in Other current liabilities. Refer to Note 13 Other Liabilities.
Guarantees
We provide guarantees in the ordinary course of business. We believe the likelihood is remote that any such arrangements could have a significant adverse effect on the Combined financial statements. We record liabilities for guarantees at estimated fair value, generally the amount of the premium received, or if we do not receive a premium, the amount based on appraisal, observed market values or discounted cash flows. In addition, GE may provide us with parent company guarantees in certain jurisdictions where we lack the legal structure to issue the requisite guarantees required on certain projects.

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Litigation
Given the nature of our activities, we and our subsidiaries are subject to legal and tax proceedings, governmental, regulatory and legislative investigations and inquiries and claims and litigation that are incidental to our business, none of which we believe are likely to have a material adverse effect on the Business’ Combined statements of financial position. We are also subject to ongoing tax audits as addressed in Note 11 Income Taxes.
Management periodically assesses our liabilities and contingencies in connection with these matters based upon the latest information available. For claims, litigation and proceedings and governmental investigations and inquiries not related to income taxes, we record liabilities in the Combined financial statements when it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated and periodically adjust these as appropriate.
Environmental and Asset Retirement Obligations
Our operations, like operations of other companies engaged in similar businesses, involve the use, disposal and cleanup of substances regulated under environmental protection laws. We are involved in certain remediation actions to clean up hazardous wastes as required by foreign, federal and state laws. Liabilities for remediation costs exclude possible insurance recoveries and, when dates and amounts of such costs are not known, are not discounted. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low end of such range. It is reasonably possible that our environmental remediation exposure will exceed amounts accrued.
We record asset retirement obligations associated with the retirement of tangible long-lived assets as a liability in the period in which the obligation is incurred and becomes determinable. The liability is measured at the present value of the obligation when incurred and is adjusted in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying value of the related long-lived assets and depreciated over the asset’s useful life. For the years ended December 31, 2019 and 2018, the related balances for environmental and asset retirement obligations are not material. See Note 13, Other Liabilities.

Other Contractual Commitments
We also had commitments outstanding for purchase obligations, which represent take-or-pay contracts as well as purchase orders for goods and services utilized in the normal course of business such as capital expenditures, inventory and services under contracts.
At December 31, 2019, we had the following purchase commitments:

(in millions)	2020	2021	2022	2023	2024
Purchase obligations	$54	$51	$23	$12	$8

NOTE 15	Pension and Postretirement Benefit Plans
Certain employees are covered under various GE employee benefit plans, including GE’s retirement plans (pension, retiree health and life insurance and savings benefit plans).
We are allocated relevant participation costs for these GE employee benefit plans. This includes service costs for active employees in the U.S. Pension Plan, certain international pension plans, the U.S. Supplemental Executive Retirement Plan and the U.S. Retiree Health and Life Plan. Interest costs also have been allocated to us for active employees in the U.S. Supplemental Executive Retirement Plan and the U.S. Retiree Health and Life Plan. No other non-operating costs have been included in the allocated expenses. We have not recorded any liabilities associated with our participation in these plans in our Combined statements of financial position as of December 31, 2019 and 2018. Expenses associated with our employees’ participation in the U.S. GE pension and other postretirement benefit plans, which represent the majority of related expense, were $11 million and $13 million, inclusive of $2 million and $2 million of interest costs, for the years ended December 31, 2019 and 2018, respectively. Expenses associated with our employees’ participation in the U.S. Retirement Savings Defined

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Contribution Plan represent the employer matching contributions for GEHC employees and were $11 million and $10 million for the years ended December 31, 2019 and 2018, respectively.
Business Sponsored Pension Plans
In addition to these GE plans, certain of our employees are also covered by pension plans sponsored by the Business. Our pension plans as of December 31, 2019 and 2018 included 3 U.S. and Non-U.S. pension plans with pension assets or obligations greater than $20 million. We use a December 31 measurement date for these plans. These defined benefit plans generally provide benefits to employees based on formulas recognizing length of service and earnings. Certain of these pension plans are closed to new participants.

The following tables illustrate the aggregate pension benefit obligation (“PBO”), liability and asset balances for those plans with plan assets or projected benefit obligations over $20 million and those plans under $20 million as well as the net periodic pension expense recognized:

	Balances as of December 31, 2019
(in millions)	PBO	%	Liability	%	Assets	%
Plans over $20 million PBO	$483	88.8	$397	93.0	$86	73.5
Plans below $20 million PBO	61	11.2	30	7.0	31	26.5

Total	$544	100.0	$427	100.0	$117	100.0

	Balances as of December 31, 2018
(in millions)	PBO	%	Liability	%	Assets	%
Plans over $20 million PBO	$416	88.9	$337	93.1	$79	74.5
Plans below $20 million PBO	52	11.1	25	6.9	27	25.5

Total	$468	100.0	$362	100.0	$106	100.0

(in millions)	2019 Expense	%	2018 Expense	%
Plans over $20 million PBO	$24	92.3	$22	92.0
Plans below $20 million PBO	2	7.7	2	8.0

Total	$26	100.0	$24	100.0

Business Sponsored Pension Plan Participants for the years ended December 31

	2019	2018
Active employees	1,200	1,100
Vested former employees	2,100	2,100
Retirees and beneficiaries	1,400	1,400

Total	4,700	4,600

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

The amount we report in our earnings as pension cost consists of the following components:

•	Service cost - the cost of benefits earned by active employees who participate in the plan.

•	Prior service cost (credit) amortization - the cost of changes to our benefit plans (plan amendments) related to prior service performed.

•	Expected return on plan assets - the return we expect to earn on plan investments used to pay future benefits.

•	Interest cost - the accrual of interest on the pension obligations due to the passage of time.

•
Net actuarial loss (gain) amortization - differences between our estimates, (for example, discount rate, expected return on plan assets) and our actual experience which are initially recorded in equity and amortized into earnings.

•
Curtailment loss (gain) - earnings effects of amounts previously deferred, which have been accelerated because of an event that shortens future service or eliminates future benefits (for example, a sale of a business).

Cost of Business Sponsored Pension Plans

(in millions)	2019	2018
Service cost for benefits earned	$13	$11
Expected return on plan assets	(5)	(6)
Interest cost on benefit obligations	10	11
Prior service credit amortization	—	—
Net actuarial loss amortization	6	6

Total	$24	$22

Actuarial Assumptions Used in Business Sponsored Pension Calculations
Accounting requirements necessitate the use of assumptions to reflect the uncertainties and the length of time over which the pension obligations will be paid. The actual amount of future benefit payments will depend upon when participants retire, the amount of their benefit at retirement and how long they live. To reflect the obligation in today’s dollars, we discount the future payments using a rate that matches the time frame over which the payments will be made. We also need to assume a long-term rate of return that will be earned on investments used to fund these payments.
The actuarial assumptions at December 31 used to measure the year-end benefit obligations and pension cost follow.
Actuarial Assumptions Used to Measure Pension Obligations

Weighted Average	2019	2018
Discount rate	1.79%	2.63%
Compensation increases	3.00%	3.00%

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Actuarial Assumptions Used to Measure Pension Cost

Weighted Average	2019	2018
Discount rate	2.63%	2.66%
Expected return on assets	6.75%	6.75%

We evaluate these assumptions annually. We evaluate other assumptions periodically, such as retirement age, mortality and turnover, and update them as necessary to reflect our actual experience and expectations for the future.
We determine the discount rate using the weighted average yields on high-quality fixed-income securities that have maturities consistent with the timing of benefit payments. Lower discount rates increase the size of the benefit obligations and pension expense in the following year; higher discount rates reduce the size of the benefit obligation and subsequent-year pension expense.
The expected return on plan assets is the estimated long-term rate of return that will be earned on the investments used to fund the pension obligations. To determine this rate, we consider the current and target composition of plan investments, our historical returns earned and our expectations about the future.
 The compensation assumption is used to estimate the annual rate at which compensation of plan participants will grow. If the rate of growth assumed increases, the size of the pension obligations will increase, as will the amount recorded in equity attributable to GE Healthcare and amortized to earnings in subsequent periods.
We amortize experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, over a period no longer than the average future service of employees.
Funding Policy
The funding policy for our pension plans is to contribute amounts sufficient to meet minimum funding requirements as set forth in the applicable employee benefit and tax laws plus such additional amounts as we may determine to be appropriate. We expect to contribute approximately $7 million to our pension plans in 2020. In 2019 and 2018, we contributed $6 million and $6 million, respectively.
Benefit Obligations
Benefit obligations are described in the following tables. Accumulated and projected benefit obligations (“ABO” and “PBO”) represent the obligations of a pension plan for past service as of the measurement date. ABO is the present value of benefits earned to date with benefits computed based on current compensation levels. PBO is ABO increased to reflect expected future compensation.

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Business Sponsored Projected Benefit Obligation

(in millions)	2019	2018
Balance at January 1	$416	$401
Service cost for benefits earned	13	7
Interest cost on benefit obligations	10	6
Actuarial loss	60	24
Benefits paid	(9)	(9)
Plan mergers	—	5
Curtailment/Settlement	—	2
Exchange rate adjustments	(7)	(20)

Balance at December 31	$483	$416

(in millions)	2019	2018
Accumulated benefit obligation	$350	$348

Business Sponsored Plans with funded status

(in millions)	2019	2018
Funded plans
Plan assets	$86	$79
Accumulated benefit obligations	88	86
Projected benefit obligations	88	86
Unfunded plans
Plan assets	—	—
Accumulated benefit obligations	264	262
Projected benefit obligations	$395	$330

Business Sponsored Plan Assets
The fair value of the pension plans’ investments is presented below. The inputs and valuation techniques used to measure the fair value of the assets are consistently applied and described in Note 2 Summary of Significant Accounting Policies.
2019 Asset Allocation

	Weighted Average
in millions)	Target allocation %	Actual allocation %
Global equity	30.0 - 47.0	41
Debt securities (including cash equivalents)	21.0 - 65.0	42
Real estate	3.5 - 13.5	7
Private equities and other instruments	6.0 - 16.0	10

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

2018 Asset Allocation

	Weighted Average
in millions)	Target allocation %	Actual allocation %
Global equity	33.5 - 53.5	37
Debt securities (including cash equivalents)	15.0 - 58.5	45
Real estate	5.0 - 15.0	7
Private equities and other instruments	6.5 - 16.5	11

Plan fiduciaries of our pension plans set investment policies and strategies for the assets held in trust and oversee its investment allocation, which includes selecting investment managers, commissioning periodic asset-liability studies and setting long-term strategic targets. Long-term strategic investment objectives take into consideration several factors, including the funded status of the plan, a balance between risk and return and the plan’s liquidity needs. Target allocation percentages are established at an asset class level by plan fiduciaries. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.
Composition of Our Plan Assets
The fair value of our pension plans’ investments is presented below.

(in millions)	2019	2018
Global equity	$11	$10
Debt securities	30	25
Private equities and other investments	1	1
Real estate	4	3

Investments measured at net asset value (“NAV”)
Global equity	24	20
Debt securities	6	10
Private equities and other investments	8	8
Real estate	2	2

Total plan assets at fair value	$86	$79

Those investments that were measured at fair values using NAV as a practical expedient were excluded from the fair value hierarchy. The practical expedient was not applied for investments with a fair value of $5 million and $5 million in 2019 and 2018, respectively, and those investments were classified within Level 3. The remaining investments were all considered Level 1 and 2.

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Fair Value of Plan Assets

(in millions)	2019	2018
Balance at January 1	$79	$86
Actual return on plan assets	10	(5)
Employer contributions	6	6
Benefits paid	(9)	(8)

Balance at December 31	$86	$79

Cost of Postretirement Benefit Plans and Changes in Other Comprehensive Income

(in millions)	2019	2018
Cost of postretirement benefit plans	$24	$22

Changes in other comprehensive income
Net actuarial loss - current year	59	31
Prior service credit amortization	—	—
Net actuarial (gain) loss amortization	(6)	(5)

Total changes in other comprehensive income	53	26

Cost of postretirement benefit plans and changes in other comprehensive income	$77	$48

Total Recognized in Other Comprehensive Income

(in millions)	2019	2018
Net actuarial loss	$176	$123
Prior service benefit	1	1

Total recognized in Other Comprehensive Income	$177	$124
In 2020, we estimate that we will amortize $0 million of prior service credit and $10 million of net actuarial loss from equity attributable to the Business into pension cost.
Estimated Future Benefit Payments

(in millions)	2020	2021	2022	2023	2024	2025-2029
Estimated future benefit payments	$10	$11	$11	$12	$13	$74

GE BIOPHARMA
NOTES TO THE COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

Pension Asset (Liability)

(in millions)	2019	2018
Non-current assets	$—	$—
Current liabilities	(7)	(6)
Non-current liabilities	(327)	(331)

Funded status at end of year (a)	$(334)	$(337)

(a)	Fair value of assets less PBO.
NOTE 16    Subsequent Events
The Business performed an evaluation of subsequent events through February 27, 2020, the date these Combined financial statements were available to be issued, and determined there were no recognized or unrecognized subsequent events that would require an adjustment or additional disclosure in the Combined financial statements.